EXHIBIT 99.2

Giggles N Hugs Engages Veera Hospitality Group to lead Its Franchise and Business Development

Los Angeles, Aug. 13, 2019 (GLOBE NEWSWIRE) — Giggles N’ Hugs, Inc. (OTCQB: GIGL), owner and operator of family-friendly restaurants that bring together high-end, organic food with active, cutting-edge play and entertainment for children, today announced that it has engaged Veera Hospitality Group to lead its franchise and business development efforts.

“We are very excited to have Veera Hospitality Group as part of our team to help lead and turbocharge our franchising and business development objectives. Over the years Giggles N Hugs has received numerous requests and inquiries from around the country and the world for franchising and Joint Ventures. With the Veera team taking over all sales and marketing in this regard, we expect to be able to close many of these opportunities going forward” stated Joey Parsi, founder and Co-CEO of Giggles N Hugs.

Veera Hospitality was founded and is headed by Gina Veeragoudar. Ms. Veeragoudar graduated with a master’s degree in Business Administration from Pepperdine University and has a bachelor’s degree in Business Administration from California State University, Long Beach. The Veera Hospitality Group has extensive experience in franchising sales and development, acquisitions, business contracts, financial analysis, and sales management, having worked with a variety of Consumer product companies, including Dr Pepper Snapple Group, Danone, Campbell Soup, and Mattel. Veera Group did Franchise Development and sales for Burgerim among others. As per the company’s website, Burgerim is one of the fastest growing fast casual burger franchising concepts in the U.S., opening its first franchise in California in 2016. Currently in 15 states, Burgerim is expected to have nearly 500 stores in the United States by the end of 2019.

Giggles N Hugs has pioneered one of the most unique concepts in the restaurant industry and has set itself apart from all others in the family dining space in Southern California. Giggles N Hugs has been voted #1 family restaurants, #1 indoor play space, and #1 birthday party venue in LA by Nickelodeon and is rated four and half stars on Yelp, which is why so many have reached out and are interested in a Giggles N Hugs franchise.

With mall foot traffic down due to consumers’ shift to online shopping, major mall owners throughout the country are offering Giggles N Hugs significant upfront cash and rent discounts to incentivize the company to open new locations within their malls. This is because Giggles N Hugs can bring in the thousands of people that visit us each month to the malls that we open in. As such we believe new franchise partners will benefit from this as the cost to open a franchise will be dramatically reduced when factoring in the tenant allowance incentives making a Giggles N Hugs franchise or Joint venture even more attractive.

“Veera Groups extensive experience in franchising, business development, operations, M & A, and expanding major concepts throughput the US and globally will be a valuable asset to us as we attempt to do the same in the months and years to come. “With Veera Hospitality on board, we expect to be able to roll out new franchise locations around the country and the world so that everyone can enjoy some Giggles N Hugs” Concluded, Mr Parsi.

About Giggles N’ Hugs

Giggles N’ Hugs is the first family restaurant that brings together high-end, organic food with active, cutting-edge play and entertainment for children. Every Giggles N’ Hugs location offers an upscale, family-friendly atmosphere with a dedicated play area that children 10 and younger absolutely love. We feature high-quality menus made from fresh and local foods, nightly entertainment such as magic shows, concerts, puppet shows and face painting, and hugely popular party packages for families that want to do something special.

Forward Looking Statements:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Giggles N Hugs

3222 Galleria Way

Glendale CA, 91210

investors@gigglesnhugs.com

203-433-7423